Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-138036 and 333-149344) of our report, dated March 28, 2008, relating to the audit of the consolidated financial statements of Five Star Products, Inc. as of December 31, 2007 and 2006 and for the years then ended included in Five Star Products, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007.

Eisner LLP

New York, New York
March 27, 2008